Delek Logistics Partners, LP Increases Quarterly Cash Distribution
to $0.63 per Limited Partner Unit

BRENTWOOD, Tenn., July 25, 2016 (BUSINESS WIRE) -- Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) today declared its quarterly cash distribution for the second quarter 2016 of $0.63 per limited partner unit, or $2.52 per limited partner unit on an annualized basis. This distribution represents a 3.3 percent increase from the distribution for the first quarter 2016 of $0.61 per limited partner unit ($2.44 per limited partner unit annualized) and a 14.5 percent increase over Delek Logistics’ distribution for the second quarter 2015 of $0.55 per limited partner unit ($2.20 per limited partner unit annualized). The second quarter 2016 cash distribution is payable on August 12, 2016 to unitholders of record on August 5, 2016.

About Delek Logistics Partners, LP

Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, is a growth-oriented master limited partnership formed by Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other affects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the business of Delek Logistics, including margins generated by its wholesale fuel business; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Tax Considerations

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Delek Logistics Partners, LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Delek Logistics Partners, LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate for individuals or corporations, as applicable. Nominees, and not Delek Logistics Partners, LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366